Exhibit 10.2

Professional Diversity Network, Inc.

55 E. Monroe Street, Suite 2120

Chicago, Illinois 60603
(312) 614-0950

July 22, 2025

Ms. Haixia Lu

H168, Hacienda

The Villa, Dubai

United Arab Emirates

Re: Independent Director Service Agreement

Dear Ms. Haixia Lu:

Professional Diversity Network, Inc. (the “Company”), is pleased to offer you a position as an independent director on its Board of Directors (the “Board”). This letter shall constitute an agreement (the “Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. Your appointment shall be effective as of July 22, 2025. Your term as an independent director shall continue subject to the provisions in Section 8 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall render services as a member of the Board. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone, Zoom or another online meeting platform. As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors and to perform such other duties required of the independent directors, including but not limited to submitting relevant documents required of directors by the SEC or Nasdaq. The services described in this Section 2 shall hereinafter be referred to as your “Duties.” As an independent director, your relationship with the Company shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. You will not be eligible to participate in any of the employee benefit and/or welfare plans maintained by the Company, its subsidiaries or its affiliates. All payments and other consideration made or provided to you hereunder shall be made or provided without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax or other obligations associated therewith.

3. Services for Others. You shall be free to represent or perform services for other persons during the term of this Agreement. You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4. Compensation.

4.1 Cash Compensation. You will be paid the following independent director’s fees in cash: (1) $5,000 annual retainer fee (“Independent Director’s Fee”), (2) an annual equity award of $25,000 in Restricted Stock Units which vest after one year on an annual basis for performing your Duties. The Independent Director’s Fee will be fully earned at the beginning of each year in which you serve as an independent director, and the Company’s obligation to pay the full amount of the Independent Director’s Fee shall be absolute and unconditional at the beginning of each year, notwithstanding the fact that payment is being made on an installment basis. The Independent Director’s Fee shall be payable in monthly installments of US$416.67. The first installment will be transferred to your account on the day agreed by both parties separately, and subsequent installments on last business day of each calendar month thereafter. It is anticipated that the Independent Director’s Fee will continue for so long as you are an independent director and will continue to be paid in monthly increments; provided, however, that the Company will not be obligated to pay for any unpaid installment following the termination of your position as an independent director.

4.2. Cash Reimbursement. You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

5. D&O Insurance Policy. During the term under this Agreement, the Company shall include you as an insured under its officers and directors’ insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance during the term that you serve as an independent director.

6. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7. Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1. Definitions. For purposes of this Agreement, the term “Confidential Information” means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2. Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3. Documents. You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4. No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement for twelve-month period.

8. Termination and Resignation. Your membership on the Company’s Board may be terminated for any or no reason at a meeting called expressly for that purpose by a vote of the shareholders in accordance with the then effective certificate of incorporation and bylaws of the Company. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in shares of the Company’s Common Stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9. Indemnification. Concurrent with the execution of this Agreement we shall enter into the Director’s Indemnification Agreement attached hereto as Exhibit A and incorporated herein by this reference.

10. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the United States and the State of Delaware without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

11. Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Judicial Arbitration and Mediation Services.

The Parties agree as follows:

●	The place of arbitration shall be Chicago, Illinois.

●	The number of arbitrators shall be one.

●	The arbitration proceedings shall be conducted in the English language.

12. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

IN WITNESS WHEREOF this Agreement has been entered into by parties on the date stated at the beginning.

The Company

SIGNED BY

/s/

(Print Name)
Hao Zhang
for and on behalf of Professional Diversity Network, Inc.
The Independent Director Candidate

SIGNED BY

/s/

(Print Name)

Haixia Lu